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                                                                 EXHIBIT (4)-2



                      9.47% DEBENTURES DUE MARCH 1, 2006

                          SECURITIES RESOLUTION NO. 4
                                      OF
                         WISCONSIN NATURAL GAS COMPANY


      The actions described below are taken by the Board (as defined in the Indenture referred to below) of WISCONSIN NATURAL GAS COMPANY (the "Company") pursuant to resolutions adopted by the Board of Directors of the Company as of December 13, 1993 and February 21, 1994, and Section 2.01 of the Indenture dated as of September 1, 1992 (the "Indenture") between the Company and Firstar Trust Company (formerly First Wisconsin Trust Company), as trustee. Terms used herein and not defined have the same meaning as in the Indenture.

      RESOLVED, that a new series of Securities is authorized as follows:

      1. The title of the series is 9.47% Debentures due March 1, 2006 ("9.47% Debentures").

      2. The form of the 9.47% Debentures shall be substantially in the form of Exhibit 1 hereto.

      3.  The 9.47% Debentures shall have the terms set forth in Exhibit 1.

      4. The 9.47% Debentures shall be issued in exchange for the $7,000,000 principal amount of the Wisconsin Southern Gas Company, Inc. ("Wisconsin Southern") First Mortgage Bonds, 9.47% Series L, due March 1, 2006 held by Aid Association for Lutherans, Appleton, Wisconsin, which were assumed by the Company following the acquisition of Wisconsin Southern by Wisconsin Energy Corporation, the Company's parent, on January 1, 1994 and simultaneous merger of Wisconsin Southern into the Company, on the following terms:

            Exchange Price :  100.00%
            Closing Date:  March 29, 1994

      This Securities Resolution shall be effective as of March 29, 1994.



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                                                                     EXHIBIT 1

            THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS REGISTERED THEREUNDER OR UNLESS SOLD OR TRANSFERRED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT.


No. _____________                                               $_____________
PPN _____________

                         WISCONSIN NATURAL GAS COMPANY
                      9.47% Debentures due March 1, 2006


WISCONSIN NATURAL GAS COMPANY
promises to pay to ______________________________________________

or registered assigns
the principal sum of _______________ Dollars on March 1, 2006

Interest Payment Dates:  March 1 and September 1
         Record Dates:   February 15 and August 15



                                          Dated:


FIRSTAR TRUST COMPANY                     WISCONSIN NATURAL GAS COMPANY
Transfer Agent and Paying Agent


                                          by


                                          ______________________________
Authenticated:                            [Title of Authorized Officer]

FIRSTAR TRUST COMPANY                     (CORPORATE SEAL)
Registrar, by


______________________________            ______________________________
Authorized Signature                      [Assistant] Secretary















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                         WISCONSIN NATURAL GAS COMPANY
                      9.47% Debentures due March 1, 2006


1.    INTEREST.

            Wisconsin Natural Gas Company (the "Company"), a Wisconsin corporation, promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on March 1 and September 1 of each year commencing September 1, 1994. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 1, 1994. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.    METHOD OF PAYMENT.

            The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. Unless otherwise agreed upon by the Company and a holder, holders must surrender Securities to a Paying Agent to collect principal payments. If requested by the Company, the holder of any Security which has been paid in full, whether by redemption, at maturity or otherwise, shall promptly return such Security to the Company for cancellation. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Unless otherwise agreed to by the Company and a holder, the Company may pay principal and interest by check payable in such money and may mail an interest check to a holder's registered address.

3.    SECURITIES AGENTS.

            Initially, Firstar Trust Company, 615 East Michigan Street, Milwaukee, WI 53202, will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Transfer Agent without notice. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.    INDENTURE.

            The Company issued the securities of this series (the
            "Securities") under an Indenture dated as of September 1, 1992 (the "Indenture") between the Company and Firstar Trust Company (formerly First Wisconsin











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            Trust Company) (the "Trustee").  The terms of the Securities include those stated in the Indenture and in the Securities Resolution creating the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code ss 77aaa-77bbbb). Securityholders are referred to the Indenture, the Securities Resolution and the Act for a statement of such terms.

5.    REDEMPTION.

            (a) At Company's Option. Any or all of the Securities shall be redeemable at any time and from time to time, at the option of the Company and upon the notice and in the manner and with the effect provided in Article 3 of the Indenture, by the payment of the principal amount of the Securities called for redemption and accrued interest thereon to the date of redemption, together with a premium equal to the Make-Whole Amount. In the event of the partial redemption of any Securities, the proceeds of such redemption shall be applied ratably to all outstanding Securities in accordance with the unpaid principal amounts thereof and shall be deemed to be applied first to the amount of principal scheduled to remain unpaid on March 1, 2006, and then to the remaining scheduled principal payments in inverse chronological order.

            As used in this Section 5, the term "Make-Whole Amount" shall mean, in connection with any optional redemption of the Securities, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed (taking into account the required application of such optional redemption to the scheduled payments and prepayments of the Securities) and the amount of interest (exclusive of interest accrued to the date of such optional redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Securities being redeemed. If the Reinvestment Rate is equal to or higher than 9.47%, the Make-Whole Amount shall be zero. The Make-Whole Amount, if any, to be paid in connection with the optional redemption of any Securities shall be determined as of the date three business days prior to the date of such redemption. For purposes of any determination of the Make-Whole Amount:

                  "Reinvestment Rate" shall mean the sum of (x) 0.50%, (y) plus the arithmetic mean of the yields under the respective headings "This Week" and














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                  "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being redeemed (taking into account the required application of such optional redemption to the scheduled payments and prepayments of the Securities). For purposes of the preceding sentence, if no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

                  "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Securities.

                  "Weighted Average Life to Maturity" of the principal amount of the Securities being redeemed shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of
                  (1) the amount of principal that would have become due on each scheduled payment date if such redemption had not been made, less (2) the amount of principal on the Securities scheduled to become due on such date after giving effect to such redemption and the required application thereof, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totalling the products obtained in (i).














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            Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Securities to be redeemed at his registered address.

            (b) At Holder's Option. In the event the Company shall fail to exchange the Securities for First Mortgage Bonds of Wisconsin Electric as required by Section 11 hereof, and such failure shall not have been remedied within 30 days after written notice thereof shall have been received by the Company from the holder of any Security, then such holder may, at its option, in addition to any other right, power or remedy permitted by law or equity, by notice in writing to the Company, require the Company to redeem all of the Securities held by such holder, in which case, the Company shall, within five business days after the receipt of such notice, redeem the Securities held by such holder by the payment of the entire principal amount of the Securities so called for redemption and all accrued interest on the Securities to the date of redemption, together with a premium equal to the Make-Whole Amount (as defined in Section 5(a) hereof).

6.    SINKING FUND

            As and or for a sinking fund for the retirement of the Securities, the Company will, until all the Securities are paid or payment thereof provided for, deposit with the Trustee, on or prior to March 1 in each year beginning with the year 1997, an amount in cash sufficient to redeem on each such March 1, $700,000 aggregate principal amount of the Securities, in each case at a redemption price equal to the principal amount thereof, together with accrued interest to the redemption date.

7.    DENOMINATIONS, TRANSFER, EXCHANGE.

            The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.
















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8.    PERSONS DEEMED OWNERS.

            The registered holder of a Security may be treated as its owner for all purposes.

9.    AMENDMENTS AND WAIVERS.

            Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the Securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

            Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

10.   RESTRICTIVE COVENANTS.

            The Securities are unsecured general obligations of the Company limited to $7,000,000 principal amount. The Indenture does not limit other unsecured debt. Sections 4.07, 4.08 and 4.09 of the Indenture, which if applicable limit certain mortgages and other liens, the issuance of additional first mortgage bonds and certain sale and leaseback transactions, will apply with respect to the Securities. The limitations are subject to a number of important qualifications and exceptions, and will terminate in the event of a merger of the Company into, consolidation with, or transfer of all or substantially all of its assets to Wisconsin Electric Power Company or a successor thereto. As provided in Section 11, in the event of any such merger, consolidation or transfer of assets, the holders of the Securities shall have the right to exchange the Securities for First Mortgage Bonds of Wisconsin Electric. On January 24, 1994, Wisconsin Energy Corporation announced its intent to merge the Company into Wisconsin Electric.

11.   EXCHANGE RIGHT UPON MERGER INTO WISCONSIN ELECTRIC POWER COMPANY

            (a) In the event that the Company shall merge into, consolidate with, or transfer all or substantially all of its assets (the "MERGER") to Wisconsin Electric Power Company ("WISCONSIN ELECTRIC"), the Company shall promptly provide written notice (the "MERGER NOTICE") of such fact to all holders of the Securities then












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            outstanding.  The Merger Notice shall be delivered promptly upon the effectiveness of the Merger, but in no event later than two business days thereafter. The Merger Notice shall be in writing and shall set forth (i) a statement that the Merger has taken place, (ii) the date on which the Merger took place, (iii) a reference to this Section 11 and the right of the holders of the Securities to require the Company to exchange the outstanding Securities for First Mortgage Bonds of Wisconsin Electric (the "WE BONDS") issued under and secured by that certain Indenture dated October 28, 1938 from Wisconsin Electric to Firstar Trust Company (formerly First Wisconsin Trust Company), as Trustee (the "WE INDENTURE") and (iv) an irrevocable offer to exchange the Securities for WE Bonds. Each holder of the Securities then outstanding shall have the right to accept such offer and require the Company to exchange all the Securities held by such holder by written notice to the Company (the "EXCHANGE NOTICE") given not later than 180 days prior to the date of maturity for the Securities.

            Upon receipt by the Company of an Exchange Notice from any holder of Securities, the Company will promptly take all actions necessary for the due authorization, execution and delivery of such WE Bonds including, without limitation, (i) the filing, within 30 days after receipt of the Exchange Notice, of applications with the Public Service Commission of Wisconsin and any other governmental commission, board or regulatory body in order to obtain the requisite approvals, authorization, consents and orders necessary for the issuance of the WE Bonds, (ii) compliance with all requirements of the WE Indenture for the issuance and delivery of a new series of WE Bonds and (iii) the taking of all other actions the holders of the Securities may reasonably request in connection with the delivery of the WE Bonds, including the delivery of legal opinions and an exchange agreement between the Company and the holders of the Securities in form and substance reasonably satisfactory to the holders of the Securities. In no event shall WE Bonds be delivered later than 90 days after receipt of all regulatory approvals required for the issuance of the WE Bonds.

            Without limiting the foregoing, notwithstanding any failure on the part of the Company to give the Merger Notice following the Merger, each holder of the Securities that shall not have received such Merger Notice shall have the right to require the Company to exchange the Securities held by such holder for WE Bonds, and the Company will exchange such Securities for WE Bonds in a manner consistent with this Section 11.














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            (b) WE Bonds exchanged for Securities shall be issued under and secured by the WE Indenture, shall rank on a parity with all other first mortgage bonds issued and outstanding under the WE Indenture, shall be dated the last date to which interest has been paid on the Securities, shall bear interest at the rate of 9.47% per annum, payable semiannually on the first day of March and the first day of September in each year (commencing on the first of such dates following the exchange), until the entire principal is paid, shall have sinking fund and redemption provisions identical to those applicable to the Securities and shall otherwise be substantially in the form required by the WE Indenture.

12.   SUCCESSORS.

            When a successor assumes all the obligations of the Company it is required to assume under the Securities and the Indenture, the Company will be released from all of its obligations under the Securities and the Indenture.

13.   DEFEASANCE PRIOR TO MATURITY.

            Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.

14.   DEFAULTS AND REMEDIES.

            An Event of Default includes: default for 30 days in payment of interest on the Securities; default in payment of principal on the Securities; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; certain events of bankruptcy or insolvency; and any other event of default provided for in the series. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

            The following event shall also constitute an Event of Default with respect to the Securities: default or the happening of any event shall occur under any indenture, agreement, or other instrument under which the Company shall have outstanding at least $5,000,000 aggregate












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            principal amount of indebtedness for borrowed money, and such default or event shall continue beyond the period of grace, if any, allowed with respect thereto.

            Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

15.   TRUSTEE DEALINGS WITH COMPANY.

            Firstar Trust Company, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.

16.   NO RECOURSE AGAINST OTHERS.

            A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

17.   AUTHENTICATION.

            This Security shall not be valid until authenticated by a manual signature of the Registrar.

18.   ABBREVIATIONS.

            Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors Act), and U/T/M/A (=Uniform Transfers to Minors Act).













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THE COMPANY WILL FURNISH TO ANY SECURITYHOLDER UPON WRITTEN REQUEST AND
WITHOUT CHARGE A COPY OF THE INDENTURE AND THE SECURITIES RESOLUTION, WHICH CONTAINS THE TEXT OF THIS SECURITY IN LARGER TYPE. REQUESTS MAY BE MADE TO:
CORPORATE SECRETARY, WISCONSIN NATURAL GAS COMPANY, 231 WEST MICHIGAN STREET, P.O. BOX 2046, MILWAUKEE, WI 53201.



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